Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Simon Latimer		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7766	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Third Quarter 2021 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (November 9, 2021) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2021 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“Our business has performed exceptionally well over the past few months, and we are pleased to be reporting excellent third quarter financial results,” said John Higgins, CEO of Ligand. “Our core royalties tied to Kyprolis and Evomela continue to grow nicely, and we have seen five approvals during the last year for new products or major markets that are now launching and are expected to fuel royalty growth next year and beyond."

“As announced separately today, we are pursuing plans to split Ligand into two separate, publicly traded companies with one featuring the OmniAb business, and the other featuring Ligand’s existing collection of core royalties and the technologies, pipeline and contracts associated with the Pelican protein expression platform and the Captisol business,” Higgins added. “Along with outside advisors we have concluded the time is right to pursue this strategic plan and accelerate investment into the OmniAb platform and technologies to further drive value.”

Third Quarter 2021 Financial Results
Total revenues for the third quarter of 2021 were $64.8 million, compared with $41.8 million for the same period in 2020. Royalties for the third quarter of 2021 were $15.6 million, compared with $9.0 million for the same period in 2020. Captisol sales were $35.1 million for the third quarter of 2021, compared with $23.4 million for the same period in 2020, with the increase primarily due to higher sales of Captisol for use with remdesivir, a treatment for COVID-19. Contract revenue was $14.1 million for the third quarter of 2021, compared with $9.5 million for the same period in 2020, with the increase primarily due to the additional revenue from Pfenex, which was acquired in October 2020.

Cost of Captisol was $11.4 million for the third quarter of 2021, compared with $6.4 million for the same period in 2020, with the increase primarily due to higher sales of Captisol. Amortization of intangibles was $11.8 million for the third quarter of 2021, compared with $3.9 million for the same period in 2020, with the increase primarily due to amortization of contractual relationships and technologies gained

Exhibit 99.1
through the Pfenex acquisition. Research and development expense was $16.9 million for the third quarter of 2021, compared with $12.9 million for the same period of 2020, with the increase primarily due to the addition of Pfenex expenses. General and administrative expense was $12.7 million for the third quarter of 2021, compared with $15.0 million for the same period in 2020, with the decrease primarily due to $4.9 million of acquisition and integration costs in the prior-year period.

Other operating income was $3.8 million for the third quarter of 2021, which represented a non-cash valuation adjustment related to eliminating the remaining Pfenex CVR liability. There was no other operating income for the same period in 2020.

Net income for the third quarter of 2021 was $13.7 million, or $0.80 per diluted share, compared with net loss of $(6.7) million, or $(0.42) per share, for the same period in 2020. Net income for the third quarter of 2021 included a $1.6 million net non-cash gain from the value of Ligand’s short-term investments, while net loss for the third quarter of 2020 included a $(11.7) million net non-cash loss from the value of Ligand’s short-term investments. Adjusted net income for the third quarter of 2021 was $27.1 million, or $1.58 per diluted share, compared with $17.5 million, or $1.04 per diluted share, for the same period in 2020. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

As of September 30, 2021, Ligand had cash, cash equivalents and short-term investments of $323.2 million.

Year-to-Date Financial Results
Total revenues for the nine months ended September 30, 2021 were $204.7 million, compared with $116.4 million for the same period in 2020. Royalties for the nine months ended September 30, 2021 were $31.4 million, compared with $22.8 million for the same period in 2020. Captisol sales were $128.9 million for the nine months ended September 30, 2021, compared with $69.0 million for the same period in 2020, with the increase primarily due to higher sales of Captisol for use with remdesivir. Contract revenue was $44.4 million for the nine months ended September 30, 2021, compared with $24.7 million for the same period in 2020, with the increase primarily due to the additional revenue from the acquisitions of Icagen in April 2020 and Pfenex in October 2020.

Cost of goods sold was $50.2 million for the nine months ended September 30, 2021, compared with $18.7 million for the same period in 2020, with the increase primarily attributable to higher sales of Captisol. Amortization of intangibles for the nine months ended September 30, 2021 was $35.4 million, compared with $11.3 million for the same period in 2020, with the increase primarily due to amortization of contractual relationships and technologies gained through the Icagen and Pfenex acquisitions. Research and development expense was $50.8 million for the nine months ended September 30, 2021, compared with $37.5 million for the same period of 2020, with the increase primarily due to additional expenses following the Icagen and Pfenex acquisitions. General and administrative expense was $39.7 million for the nine months ended September 30, 2021, compared with $34.4 million for the same period in 2020, with the increase primarily due to additional expenses following the Icagen and Pfenex acquisitions, partially offset by acquisition and integration costs in the prior-year period.

Other operating income was $37.6 million for the nine months ended September 30, 2021, which represented a non-cash valuation adjustment related to eliminating the Pfenex CVR liability. There was no other operating income for the same period in 2020.

Exhibit 99.1
Net income for the nine months ended September 30, 2021 was $62.6 million, or $3.64 per diluted share, compared with net loss of $(8.7) million, or $(0.54) per share, for the same period in 2020. Net income for the nine months ended September 30, 2021 included a $2.4 million net non-cash gain from the value of Ligand’s short-term investments, while net loss for the same period in 2020 included a net non-cash loss in the value of Ligand’s short-term investments of $(17.9) million. Adjusted net income for the nine months ended September 30, 2021 was $79.4 million, or $4.62 per diluted share, compared with $49.4 million, or $2.93 per diluted share, for the same period in 2020. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

2021 Financial Guidance
Ligand is reaffirming 2021 financial guidance. Ligand expects full-year 2021 total revenues to be between $265 million and $275 million, and adjusted earnings per diluted share to be between $5.80 and $6.05.

Third Quarter 2021 and Recent Business Highlights

OmniAb® Platform Updates

OmniAb is Ligand’s industry-leading BI- (Biological Intelligence™) powered multi-species antibody platform for the discovery of monospecific and bispecific therapeutic human antibodies. As of September 30, 2021, 19 different OmniAb-derived antibodies have been studied in approximately 84 active or completed clinical trials.

Gloria Biosciences received approval from China’s National Medical Products Administration (NMPA) for zimberelimab (GLS-010), an OmniAb-derived anti-PD-1 monoclonal antibody for the treatment of recurrent or refractory classical Hodgkin’s lymphoma. Zimberelimab is the first OmniAb-derived antibody to receive regulatory approval.

CStone Pharmaceuticals presented data at ESMO Congress 2021 from the GEMSTONE-301 trial, a registrational study of OmniAb-derived sugemalimab in the treatment of patients with stage III non-small cell lung cancer (NSCLC). The data for sugemalimab as a consolidation therapy demonstrated a statistically significant and clinically meaningful improvement in progression-free survival (PFS). Sugemalimab was well-tolerated with no new safety signals. CStone also presented updated data from the registrational study of sugemalimab in patients with stage IV NSCLC in an oral presentation at the IASLC 2021 World Conference on Lung Cancer. The final analysis confirmed the efficacy and safety demonstrated in the interim analysis, showing that sugemalimab plus chemotherapy was associated with a significant improvement of PFS as first-line treatment in patients with both squamous and non-squamous metastatic NSCLC. Additionally, the estimated 2-year overall survival rate was nearly 50%. New drug applications for sugemalimab in patients with metastatic stage IV NSCLC and in patients with locally advanced/unresectable stage III NSCLC have been accepted by China's NMPA and are currently under review.

Aptevo Therapeutics announced positive Phase 1 data showing some patients with relapsed acute myeloid leukemia (AML) or myelodysplastic syndrome (MDS) achieved a remission with APVO436 after failing 1-8 lines of prior therapies. Data was published in the peer-reviewed journal, Cancers, showing the risk of cytokine release syndrome is low for blood cancer patients treated with APVO436. APVO436 is an OmniAb-derived bispecific antibody targeting CD123 and CD3 for the treatment of hematological malignancies.

Exhibit 99.1
Harbour BioMed announced the initiation of a Phase 3 trial with batoclimab (HBM9161), its OmniAb-derived anti-FcRn monoclonal antibody, for the treatment of generalized myasthenia gravis (gMG). This study aims to assess the efficacy and safety of batoclimab in patients with gMG in China. Harbour BioMed also announced the start of a Phase 2 trial in China of batoclimab for the treatment of thyroid eye disease. Harbour BioMed licensed batoclimab from HanAll Biopharma and has the right to develop, manufacture and commercialize in Greater China (including Hong Kong, Macau and Taiwan).

OmniAb partnered with LandingAI to incorporate an industry leading LandingLens™ visual inspection software platform to strengthen the xPloration™ deep screening platform using AI and computer vision.

During the third quarter, Ligand entered into an OmniAb licensing agreement with Pierre Fabre.

Pelican Platform Updates

The Pelican Expression Technology™ is Ligand's proprietary Pseudomonas fluorescens protein expression technology that has major collaborations with Jazz Pharmaceuticals, Merck, Serum Institute of India and Alvogen, each of which has potential to contribute meaningfully to Ligand’s royalty revenue.

Merck announced VAXNEUVANCE™ met key immunogenicity and safety endpoints in a Phase 3 pivotal trial evaluating use in infants. The FDA approved VAXNEUVANCE for adults 18 years of age and older in July and Merck has submitted a supplemental regulatory licensure application to the FDA for use in children. On October 20, the Center for Disease Control’s committee on immunization practices provisionally recommend vaccination either with a sequential regimen of VAXNEUVANCE followed by PNEUMOVAX23, or with a single dose of 20-valent pneumococcal conjugate vaccine for adults 65 years and older, and for adults ages 19 to 64 with certain underlying medical conditions or other disease risk factors.

Jazz Pharmaceuticals announced the National Comprehensive Cancer Network added Rylaze™ to its Clinical Practice Guidelines in Oncology as a treatment option for both pediatric and adult acute lymphoblastic leukemia patients with hypersensitivity to E. coli asparaginase products as a component of the multi-agent chemotherapeutic regimen.

Other

Travere Therapeutics announced positive topline interim results from the ongoing Phase 3 PROTECT study of sparsentan in IgA nephropathy. Sparsentan treatment demonstrated a statistically significant mean reduction of proteinuria from baseline after 36 weeks, more than threefold the reduction of active comparator irbesartan (p<0.0001). Travere met with the FDA for sparsentan in focal segmental glomerulosclerosis (FSGS) confirming plans to submit additional data in the first half of 2022 as part of an accelerated approval submission. Additionally, Travere and Vifor Pharma entered into a licensing agreement for the commercialization of sparsentan in Europe, Australia and New Zealand.

Ligand entered into a collaboration agreement with China Resources Double-Crane for exclusive Asia rights to develop a novel oral COVID-19 antiviral treatment using Ligand’s BEPro technology. BEPro is a proprietary prodrug technology for the development of compounds with improved product profiles. Ligand had generated preclinical pharmacokinetics data showing its oral BEPro-enabled COVID-19 antivirals have favorable blood concentration profiles and generated lower levels of active nucleotide in the kidney, a potential site for toxicity, compared with other oral and intravenous compounds.

Exhibit 99.1

Sermonix Pharmaceuticals announced completion of enrollment in the Phase 2 ELAINE 1 randomized trial assessing oral lasofoxifene versus intramuscular fulvestrant for the treatment of ER+/HER2- breast cancer in patients with an ESR1 mutation. Sermonix expects data from the trial to be reported in the first half of 2022. Lasofoxifene is also being studied in a separate fully-enrolled trial, ELAINE 2, in combination with Eli Lilly and Company's CDK4 and 6 inhibitor Verzenio® (abemaciclib). Topline data are also expected in the first half of 2022.

Icagen Ion Channel Technology’s Dr. Anil Nair presented at the 3rd Annual Drug Discovery & Development Summit and gave an oral presentation entitled “In Silico Drug Discovery: Application of Computer-Aided Drug Design in an Industrial Environment”.

In July, Ligand announced the appointment of Jennifer Cochran, Ph.D. to the Company's Board of Directors. Dr. Cochran is the Shriram Chair of the Department of Bioengineering at Stanford University, where she also is a professor of bioengineering and (by courtesy) of chemical engineering and a member of the cancer biology, biophysics and immunology programs and was a Founder and former CEO of xCella Biosciences.

Ligand provides regular updates on individual partner events through its Twitter account, @Ligand_LGND.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 540-1167 from the U.S. or (929) 517-0358 from outside the U.S., using the conference ID 5486177. To participate via live or replay webcast, a link is available at www.ligand.com.

About OmniAb®

Exhibit 99.1
The OmniAb discovery platform provides Ligand’s pharmaceutical industry partners access to the diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. OmniFlic (transgenic rat) and OmniClic (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur features unique structural attributes of cow antibodies for complex targets. OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through computational antigen design and immunization methods, paired with high-throughput microfluidic-based single B cell screening and deep computational analysis of next-generation sequencing datasets to identify fully human antibodies with superior performance and developability characteristics. An established core competency focused on ion channels and transporters further differentiates our technology and creates opportunities to further leverage across modalities, including antibody-drug conjugates and others. The OmniAb suite of technologies and differentiating computational capabilities and BI features are combined to offer a highly efficient and customizable end-to-end solution for the growing discovery needs of the global pharmaceutical industry.

About the Pelican Expression Technology™
Pelican is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as the most comprehensive broadly available protein production platform in the industry.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead’s VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with more than 400 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer

Exhibit 99.1
investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human monoclonal and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Servier, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the timing of product launches by Ligand or its partners; the potential for regulatory approvals of our partners’ product candidates; Ligand's plans to pursue a separation of the OmniAb business, including the makeup of the separated and retained businesses and their strategic focus and plans, and the potential to accelerate investment in OmniAb and drive value in each respective business; and guidance regarding 2021 financial results and expectations for near-term and future royalty revenue. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales or contract revenue; the COVID-19 pandemic has disrupted and may continue to disrupt Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; Ligand may not achieve its guidance for 2021; the commercial opportunity for remdesivir could be materially and adversely affected as a result of approved vaccines and alternative approved and investigational therapies, or the FDA revising or revoking its approval; Gilead may develop an alternative formulation of remdesivir that does not incorporate Captisol or uses less Captisol in such formulation; there may not be a market for the product(s) even if successfully developed and approved; Ligand is currently dependent on single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Amgen, Acrotech Biopharma or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's or partners' ability to obtain regulatory approval; unexpected adverse side effects or

Exhibit 99.1
inadequate therapeutic efficacy of Ligand's or partnered product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. In addition, there are significant risks and uncertainties relating to the potential separation of the OmniAb business, including, among others: the separation may not be completed in accordance with the expected plans or anticipated timeline or at all, and may not achieve the intended strategic, operational and financial benefits, and will involve significant time, expense and management attention, any of which could negatively impact Ligand’s business, financial condition and results of operations; the separation is subject to market, tax and legal considerations, final approval by Ligand’s board of directors and other customary requirements; and the announcement or pendency of the separation may have negative effects on relationships with Ligand’s employees, partners, suppliers, and other third parties or otherwise disrupt Ligand’s or the OmniAb business. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, and EVOMELA, an Acrotech Biopharma product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Pelican®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Royalties	$15,648	$9,005	$31,376	$22,751
Captisol	35,093	23,389	128,875	68,966
Contract	14,094	9,454	44,409	24,712
Total revenues	64,835	41,848	204,660	116,429
Operating costs and expenses:
Cost of Captisol	11,446	6,353	50,192	18,680
Amortization of intangibles	11,827	3,875	35,391	11,285
Research and development	16,938	12,853	50,769	37,476
General and administrative	12,718	15,020	39,747	34,353
Other operating income	(3,800)	—	(37,600)	—
Total operating costs and expenses	49,129	38,101	138,499	101,794
Income from operations	15,706	3,747	66,161	14,635
Gain (loss) from short-term investments	1,937	(9,862)	8,135	(17,143)
Interest expense, net	(4,270)	(5,278)	(14,456)	(13,340)
Other income (expense), net	1,886	(219)	(5,516)	1,940
Total other loss, net	(447)	(15,359)	(11,837)	(28,543)
Income (loss) before income taxes	15,259	(11,612)	54,324	(13,908)
Income tax benefit (expense)	(1,536)	4,911	8,230	5,162
Net income (loss):	$13,723	$(6,701)	$62,554	$(8,746)

Basic net income (loss) per share	$0.82	$(0.42)	$3.77	$(0.54)
Shares used in basic per share calculation	16,688	16,082	16,595	16,222

Diluted net income (loss) per share	$0.80	$(0.42)	$3.64	$(0.54)
Shares used in diluted per share calculations	17,142	16,082	17,187	16,222

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$323,211	$411,186
Accounts receivable, net	64,336	56,847
Inventory	32,996	26,487
Income taxes receivable	6,378	2,217
Other current assets	5,161	3,822
Total current assets	432,082	500,559
Deferred income taxes, net	26,728	24,320
Goodwill and other identifiable intangible assets, net	752,555	784,992
Commercial license and other economic rights, net	10,748	10,979
Operating lease right-of-use assets	12,951	6,892
Finance lease right-of-use assets	16,795	15,842
Other assets	21,797	18,701
Total assets	$1,273,656	$1,362,285
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,470	$22,314
Current contingent liabilities	2,594	39,884
Current operating lease liabilities	2,181	1,885
Current finance lease liabilities	45	6,593
Deferred revenue	12,007	29,435
Total current liabilities	36,297	100,111
2023 convertible senior notes, net	316,889	442,293
Long-term contingent liabilities	6,782	9,249
Deferred income taxes, net	63,026	64,598
Other long-term liabilities	38,596	36,509
Total liabilities	461,590	652,760
Total stockholders' equity	812,066	709,525
Total liabilities and stockholders' equity	$1,273,656	$1,362,285

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Net income (loss)	$13,723	$(6,701)	$62,554	$(8,746)
Share-based compensation expense	9,754	7,740	28,375	20,752
Non-cash interest expense(1)	3,791	5,301	12,864	17,743
Amortization related to acquisitions and intangible assets	11,827	3,875	35,391	11,285
Amortization of commercial license and other economic rights(2)	(190)	(228)	151	3,277
Change in contingent liabilities(3)	(5,875)	(28)	(39,377)	(384)
Acquisition and integration costs(4)	68	4,956	511	4,956
Loss (gain) from short-term investments	(1,937)	9,862	(8,135)	17,143
Realized gain from short-term investments	359	1,811	5,740	761
Other(5)	191	687	8,839	1,070
Income tax effect of adjusted reconciling items above	(5,202)	(9,610)	(14,734)	(17,315)
Excess tax benefit from share-based compensation(6)	579	(172)	(12,749)	(1,113)
Adjusted net income	27,088	17,494	79,430	49,430
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$0.80	$(0.42)	$3.64	$(0.54)
Share-based compensation expense	0.57	0.48	1.65	1.28
Non-cash interest expense(1)	0.22	0.33	0.75	1.09
Amortization related to acquisitions and intangible assets	0.69	0.24	2.06	0.70
Amortization of commercial license and other economic rights(2)	(0.01)	(0.01)	0.01	0.20
Change in contingent liabilities(3)	(0.34)	—	(2.29)	(0.02)
Acquisition and integration costs(4)	—	0.31	0.03	0.31
Loss (gain) from short-term investments	(0.11)	0.61	(0.47)	1.06
Realized gain from short-term investments	0.02	0.11	0.33	0.05
Other(5)	0.01	0.04	0.51	0.07
Income tax effect of adjusted reconciling items above	(0.30)	(0.59)	(0.86)	(1.08)
Excess tax benefit from share-based compensation(6)	0.03	(0.01)	(0.74)	(0.07)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	(0.05)	—	(0.12)
Adjusted net income	$1.58	$1.04	$4.62	$2.93

GAAP - Weighted average number of common shares-diluted	17,142	16,082	17,187	16,222
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	—	703	—	651
Adjusted weighted average number of common shares-diluted	17,142	16,785	17,187	16,873

Exhibit 99.1

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, Icagen, Crystal, CyDex, and Metabasis transactions.

(4) Amounts represent severance costs, legal fees and certain contract termination costs in connection with the acquisitions.

(5) Amounts primarily relate to loss on debt extinguishment.

(6) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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